UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 15, 2006

ITERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08762	95-2588496
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1515 South Manchester Avenue, Anaheim, California  92802
(Address of principal executive offices)        (Zip Code)

Registrant’s telephone number, including area code:  (714) 774-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01               Entry into a Material Definitive Agreement; and

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported on a Current Report on Form 8-K, filed on July 26, 2006 with the Securities and Exchange Commission (the “SEC”), Iteris, Inc. (the “Company”) entered into a stipulated settlement with Delta Networks, Inc. (“Delta”) in July 2006, with respect to a lawsuit initiated in June 2004 by Delta, which alleged various breaches of written contract claims arising out of alleged purchase orders.  Delta was a supplier to Mariner Networks, Inc., a former subsidiary of the Company that was discontinued in the fiscal year ended March 31, 2002.  In order to fully set forth the terms and commitments between the parties with respect to the settlement, the Company and Delta have entered into a Settlement Agreement effective as of August 15, 2006.  In full and final settlement of the lawsuit, the Company agreed to pay Delta $125,000 on or before October 20, 2006, pay an additional $350,000 thereafter in equal monthly installments over three years, and issue to Delta the number of shares of the Company’s common stock which comprise a value of $212,500 based on the closing sales price of the Company’s common stock on the day of issuance of the shares.  The Company also agreed to file a registration statement with the SEC with respect to the shares issued pursuant to the Settlement Agreement.  The foregoing description of the terms of the Settlement Agreement does not purport to be a complete explanation of the parties’ rights and obligations under the Settlement Agreement.  Such description is qualified in its entirety by reference to the Settlement Agreement, a copy of which is attached as an exhibit hereto.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

10.1*                        Settlement Agreement, effective August 15, 2006, by and between Iteris, Inc. and Delta Networks, Inc.

* Confidential treatment has been requested for certain confidential portions of this exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  In accordance with Rule 24b-2, these confidential portions have been omitted from the exhibit and filed separately with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 21, 2006

ITERIS, INC., a Delaware corporation

By:	/S/ JACK JOHNSON
Jack Johnson President and Chief Executive Officer